Exhibit 99.1

FOR FURTHER INFORMATION: Three-Five Systems, Inc. 1600 North Desert Drive Tempe, AZ 85281-1230 (602) 389-8835

TFS Announces Resignation of Interim Chief Financial Officer
and Engagement of Bridge Associates LLC

Tempe, Ariz., June 2, 2005 — Three Five Systems, Inc. (NYSE: TFS) announced today that its Interim Chief Financial Officer, James E. Jurgens, has resigned for health related reasons effective as of June 6, 2005. Mr. Jurgens will continue to serve as a consultant to the company on a reduced time basis. In addition, the company announced that it has retained the services of Bridge Associates LLC to assist it in the restructuring of its operations. Carl H. Young, III, a Managing Director and founding member of Bridge Associates, will act as the company’s Chief Restructuring Officer.

About Three-Five Systems

TFS provides specialized electronics manufacturing services (EMS) to original equipment manufacturers (OEMs). TFS offers a broad range of engineering and manufacturing capabilities. TFS’ website is located at www.tfsc.com. Three-Five Systems, Inc. and the TFS logo are trademarks or registered trademarks of TFS. All other trademarks are the property of their respective owners.

Certain statements contained in this document may be deemed to be forward-looking statements under federal securities laws, and TFS intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include, but are not limited to: (1) the restructuring of its operations; and (2) the continuation of Mr. Jurgens’ consulting relationship with the company. TFS cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, but are not limited to: (a) changes in markets or demand; (b) the failure of TFS to meet all requested production schedules due to manufacturing, yield, or supply issues; and (c) other risks as identified from time to time in TFS’ SEC reports, including Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and Annual Reports on Form 10-K.